Exhibit 99.1

      OIL STATES AGREES TO COMBINE ITS WORKOVER BUSINESS WITH BOOTS & COOTS

    HOUSTON, Nov. 21 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) announced today that one of its subsidiaries has signed a definitive agreement to combine its hydraulic workover business ("HWC") with Boots & Coots International Well Control, Inc. (Amex: WEL) in exchange for
26.5 million shares of Boots & Coots common stock and senior subordinated promissory notes totaling $15.0 million. The transaction is subject to the approval of Boots & Coots' shareholders and is expected to close in the first half of 2006.

    HWC, based in Houma Louisiana, provides live and dead well workover services throughout the world, utilizing a fleet of 29 owned and operated hydraulic workover units. HWC currently has operations in the U.S., Venezuela, Algeria, West Africa, and the Middle East. For the year ended December 31, 2004, HWC generated approximately $34 million in revenues and $4 million in EBITDA(A) which were included in the results of Oil States' Well Site Services segment.

    "The transaction will create a worldwide, integrated leader in pressure control and blowout prevention services, providing enhanced growth opportunities for the combined business," stated Douglas E. Swanson, president and chief executive officer of Oil States. "We expect the transaction to be fairly neutral to our net income and earnings per diluted share in the near term. However, the combination has the possibility of creating incremental value for Oil States."

    Upon the closing of the transaction, Oil States will own approximately 44% of the combined company and will receive senior subordinated promissory notes totaling $15.0 million in aggregate principal from Boots & Coots bearing a fixed annual interest rate of 10% and maturing four and one half years from the closing of the transaction. In addition, Oil States has the right under the transaction agreement to nominate three additional members to Boots & Coots' existing five-member Board of Directors.

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2004 filed by Oil States with the SEC on March 2, 2005.

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     (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

SOURCE  Oil States International, Inc.
    -0-                             11/21/2005
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /